News Release CompoSecure Reports Strong 3Q25 Financial Results and Announces Business Combination with Husky Technologies § Strong operating performance delivered double-digit growth on both the top and bottom line § Raising full year 2025 guidance and issuing full year 2026 guidance § Announces business combination with Husky Technologies, creating a $7.4 billion best-in-class, diversified compounder SOMERSET, N.J., November 3, 2025 – CompoSecure, Inc. (NYSE: CMPO), a leader in metal payment cards, security, and authentication solutions, today announced its financial and operating results for the third quarter ended September 30, 2025. Concurrently, CompoSecure announced a business combination with Husky Technologies Limited (“Husky”), a market leading manufacturer of engineered equipment and aftermarket services, in a transaction that will value the combined business at approximately $7.4 billion. Jon Wilk, President and CEO of CompoSecure, noted: “CompoSecure’s third quarter performance exceeded expectations across all key metrics, driven by strong customer demand, expansion of existing programs, new client wins, and significant operating improvements. The CompoSecure Operating System continues to serve as the foundation of our execution, enabling double-digit organic growth, gross margin expansion, and enhanced profitability. Arculus delivered another net positive quarter and continues to gain traction with banks and fintechs that are launching innovative card programs and seeking integrated security solutions. With sales momentum building and operating efficiency improving, we are raising our 2025 outlook and introducing guidance for 2026.” Dave Cote, CompoSecure’s Executive Chairman, stated: “A year after our investment in CompoSecure, we are beginning to see results from the implementation of the Operating System and the focus on developing a high-performance culture. These efforts, and the related investments we initiated last year, are beginning to pay off. The business is performing well, but we are still early, and believe more in the future opportunity for CompoSecure than when we first invested.” “In addition to the strong quarter at CompoSecure, we are delighted to announce the business combination with Husky. This is a business Tom and I have long admired, and it hits all the key criteria we look for in every investment – it holds a great position in a good industry, significant technology differentiation, organic and inorganic growth possibilities, and margin expansion potential. We are excited to begin working with the Husky team and believe the combined business is uniquely well positioned to deliver for investors.” Husky will be run as a standalone business alongside CompoSecure and will continue to operate under its current management team. “We believe this combination will create value and unlock new opportunities for Husky and its stakeholders,” said Platinum Equity Co-President Louis Samson. “We have great respect for David Cote’s leadership, share his conviction in this opportunity and are excited to roll more than $1 billion of equity into the deal. We have partnered with Dave, Tom Knott, and the team at Resolute before and look forward to working with them to create value again.” Platinum Equity, Cote, and Knott brought Vertiv to market together in 2019. Samson and Platinum Equity Managing Director Delara Zarrabi are expected to join the CompoSecure Board of Directors. Transaction Terms Under the terms of the transaction, CompoSecure will combine with Husky for an enterprise value of approximately $5 billion, representing approximately 11.2x 2026E Pro Forma Adjusted EBITDA of $445 million1. The combined entity2 will have a pro forma enterprise value of approximately $7.4 billion3, representing approximately 11.6x 2026E Pro Forma Net Adjusted EBITDA of approximately $635 million4. 1 Net of management fees to Resolute Holdings. 2 CompoSecure, Inc. expected to be renamed prior to closing with CompoSecure and Husky expected to be separate reporting subsidiaries. 3 Enterprise value based on private placement price of $18.50 / share of CompoSecure common stock. 4 Non-GAAP Pro Forma Adjusted EBITDA net of management fees to Resolute Holdings.

The business combination is being funded through a private placement of approximately $2.0 billion and equity rollover of approximately $1.0 billion from Platinum Equity. Pro forma net LTM leverage is expected to be approximately 3.5x[5] with the ability to naturally de-lever approximately 0.8x per year. The Husky subsidiary will enter into a management agreement with Resolute Holdings on substantially similar terms as the CompoSecure Management Agreement.

The transaction is expected to close in the first quarter of 2026, subject to customary closing conditions, including regulatory approval. The transaction is expected to be 20%+ accretive to adjusted diluted earnings per share in the first full year post-closing.

Financial Results

As a result of the spin-off of Resolute Holdings Management, Inc. ("Resolute Holdings") on February 28, 2025 and the execution of the management agreement with Resolute Holdings (the "Management Agreement"), CompoSecure is required to account for the operating results of its wholly owned operating subsidiary, CompoSecure Holdings, L.L.C. ("CompoSecure Holdings"), under the equity method in accordance with U.S. GAAP, effective February 28, 2025.

The GAAP results presented below for the third quarter of 2025 reflect the conversion to equity method accounting. For clarity of comparisons and to best reflect the financial results, the Company is also presenting the full third quarter on a consolidated basis consistent with historical presentation under the "Non-GAAP" heading.

	3Q 2025		3Q 2024	
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net Sales ($ in millions)	$ —	**$ 120.9** [1]	$ 107.1 [2]	**$ 107.1** [1,2]
Gross Profit ($ in millions)	$ —	**$ 71.3** [1]	$ 55.4 [2]	**$ 55.4** [1,2]
Gross Margin (%)	—	**59.0%** [1]	51.7% [2]	**51.7%** [1,2]
Pro-Forma Adjusted EBITDA ($ in millions)		**$ 47.7** [1]		**$ 36.6** [1,3]
EPS/Adjusted EPS - Diluted	$ (1.58)	**$ 0.29** [1]	$ (1.10)	**$ 0.23** [1]
Cash and Cash Equivalents ($ in millions)	$ 127.4	**$ 224.6** [1,2,4]	$ 52.7 [2,5]	**$ 52.7** [2,5]
Short-Term Investments ($ in millions)	$ —	**$ 40.7** [4,7]	—	**—**
Total Debt ($ in millions)		**$ 190.0** [4,6]		**$ 330.0** [5,6]

[1]Refers to a Consolidated Non-GAAP measure. [2]For 3Q24, Net Sales, Gross Profit, Gross Margin and Cash and Cash Equivalents are identical on a GAAP and non-GAAP basis, because such measures have historically been shown on a consolidated basis. As of September 30, 2025, $97.2 million of cash was held at CompoSecure Holdings, and not included in the GAAP results. [3]Pro Forma Adjusted EBITDA includes $3.7 million and $3.4 million management fee expense in 3Q25 and 3Q24, respectively. It was included as a pro forma adjustment to 3Q24 to allow for comparability across periods. [4]As of September 30, 2025. [5]As of September 30, 2024. [6]Non-GAAP Total Debt is comprised entirely of debt at Holdings. [7]Investment in U.S. Treasury bills as of September 30, 2025.

Operating Results – Q3 2025 Financial Highlights (vs. Q3 2024)

- **Non-GAAP Net Sales** increased 13% to $120.9 million, during the third quarter of 2025 compared to $107.1 million during the third quarter of 2024, driven by strong domestic demand and new program wins across both traditional banks and fintechs.
- **Non-GAAP Gross Profit** increased to $71.3 million or 59.0% gross margin, compared to $55.4 million, or 51.7% gross margin, in the third quarter of 2024. The gross margin expansion reflects continued efficiency gains driven by the CompoSecure Operating System.
- **GAAP Net Loss** was ($174.7) million compared to GAAP net loss of ($85.5) million in the year-ago period. The net loss was driven by non-cash items relating to the revaluation of warrant and earnout liabilities.
- **GAAP Earnings Per Share** attributable to Class A common shareholders was ($1.58) (Basic) and ($1.58) (Diluted) compared to ($1.10) (Basic) and ($1.10) (Diluted) for the year-ago period.
- **Non-GAAP Adjusted Net Income** was $34.0 million compared to $24.3 million in the year-ago period.

[5] On a pro forma basis at closing assuming management fees charged historically to Husky.

§ Non-GAAP Adjusted Earnings Per Share was $0.31 (Basic) and $0.29 (Diluted) compared to $0.27 (Basic) and $0.23 (Diluted) in the year-ago period. § Non-GAAP Pro Forma Adjusted EBITDA increased 30% to $47.7 million compared to $36.6 million in the year- ago period, due primarily to strong organic sales growth and continued margin expansion. Financial Condition § GAAP Financial Condition: At September 30, 2025, CompoSecure had $127.4 million of cash and cash equivalents. The Company's liquidity needs are expected to be met with funding from the operations of CompoSecure Holdings. § Non-GAAP Financial Condition: At September 30, 2025, CompoSecure had $265.3 million of cash and short term investments, and $190.0 million of total debt for total net cash of $75.3 million. This compares to cash and cash equivalents of $52.7 million and total debt of $330.0 million at September 30, 2024 for total net debt of $277.3 million. The increase in cash was primarily driven by $154.4 million in proceeds from warrant exercises as well as operating free cash flow. Additional Highlights § Numerous high-profile programs include: Citi Strata Elite, Chime, Itau, Bank of America (Alaska Airlines), BMO Escape, Iberia, Uphold, and Gemini XRP, among others § Appointed new Chief Financial Officer — Mary Holt § Partnered with N.exchange to enhance the Arculus Cold Storage Wallet with Smart Order Router for better-priced crypto swaps § Transferred Class A Common Stock to the New York Stock Exchange (NYSE) § Repurchased approximately 648,000 shares for $12.2 million, reflecting an average purchase price of $18.89 per share § Holders exercised 18.8 million warrants for approximately $149.5 million in cash 2025 and 2026 Financial Outlook CompoSecure raised guidance for the full year and now expects total Non-GAAP Net Sales of approximately $463 million and Non-GAAP Pro Forma Adjusted EBITDA of approximately $165-170 million. CompoSecure also announced financial guidance for fiscal year 2026, expecting total Non-GAAP Net Sales of approximately $510 million, up 10% year-over-year, and Non-GAAP Pro Forma Adjusted EBITDA of approximately $190 million, up 12-15% year-over-year, reflecting continued confidence in its growth strategy and operational execution. This guidance does not include any impact from the announced acquisition of Husky. Note: Guidance for Pro Forma Adjusted EBITDA includes the payment of the Resolute Holdings management fee. Third Quarter 2025 Earnings Conference Call CompoSecure’s management team will discuss the Company’s results during a conference call on Monday, November 3, 2025, starting at 8:00 a.m. Eastern Time. The call will contain forward-looking statements and other material information regarding CompoSecure’s financial and operating results. A live webcast and replay of the conference call will be available for interested parties to listen to by going to the Investor Relations section of the Company’s website at https://ir.composecure.com/news-events/events. Date: Monday, November 3, 2025 Time: 8:00 a.m. Eastern time Dial-in registration link: (646) 307-1963; Participant Code: 6594374 Live webcast registration link: here If you have any difficulty registering or connecting with the conference call, please contact Elevate IR at (720) 330-2829.

Advisors Morgan Stanley & Co. LLC acted as financial advisor to CompoSecure on the transaction and Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel to CompoSecure. Goldman Sachs acted as exclusive financial advisor and Latham & Watkins LLP served as legal counsel to Husky Technologies. About CompoSecure Founded in 2000, CompoSecure (NYSE: CMPO) is a technology partner to market leaders, fintechs and consumers enabling trust for millions of people around the globe. The Company combines elegance, simplicity and security to deliver exceptional experiences and peace of mind in the physical and digital world. CompoSecure’s innovative payment card technology and metal cards with Arculus security and authentication capabilities deliver unique, premium branded experiences, enable people to access and use their financial and digital assets, and ensure trust at the point of a transaction. For more information, please visit CompoSecure.com and GetArculus.com. About Husky Technologies Founded in 1953, Husky is a leading global supplier of engineered equipment and aftermarket services. The company’s products are used to manufacture a wide range of plastic products, including beverage and food containers, medical devices and consumer electronic parts. Husky provides comprehensive and integrated systems solutions that are comprised of injection molding machines, molds, hot runners, controllers, and auxiliaries. Husky has more than 30 locations globally, supporting customers in over 140 countries. Husky’s manufacturing facilities are located in Canada, the United States, China, India, Luxembourg, and Switzerland. For more information, please visit Husky.co. Forward-Looking Statements This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although CompoSecure believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, CompoSecure cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning CompoSecure’s possible or assumed future actions, business strategies, events, results of operations, demand, the implementation of the CompoSecure Operating System and guidance for 2025 and 2026 are forward-looking statements. In some instances, these statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “outlook” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect CompoSecure’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in CompoSecure’s forward-looking statements: the ability of CompoSecure to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees; the possibility that CompoSecure may be adversely impacted by other global economic, business, competitive and/or other factors, including tariffs; the outcome of any legal proceedings that may be instituted against CompoSecure or others; future exchange and interest rates; changes in our accounting and/or financial presentation; and other risks and uncertainties, including those under “Risk Factors” in filings that have been made or will be made with the Securities and Exchange Commission. CompoSecure undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Use of Non-GAAP Financial Measures Due to the spin-off of Resolute Holdings Management, Inc. and the resulting shift to equity method accounting under GAAP beginning February 28, 2025, CompoSecure is presenting a broader set of Non-GAAP measures, including an Adjusted Statement of Operations (Unaudited), an Adjusted Balance Sheet (Unaudited) to provide investors with financial information that we believe allows for greater comparability with our historical financial presentation and better represents the underlying performance of the standalone business across reporting periods. This press release also includes certain Non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and that may be different from Non-GAAP financial measures used by other companies. CompoSecure believes Non-GAAP Net Sales, Non-GAAP Gross Profit, Non-GAAP Gross Margin, EBITDA, Adjusted EBITDA, Non-GAAP Pro Forma Adjusted EBITDA, Non-GAAP Pro Forma Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS (Basic and Diluted), Non-GAAP Adjusted Net Income, Non-GAAP Cash, Non-GAAP Net Debt, Non-GAAP Net Debt Leverage Ratio and Free Cash Flow, and related measures are useful to investors in evaluating CompoSecure’s financial performance. Specifically, we believe EBITDA, Adjusted EBITDA, Non-GAAP Adjusted EPS (Basic and Diluted)

Non-GAAP Pro Forma Adjusted EBITDA, and Non-GAAP Pro Forma Adjusted EBITDA Margin provide valuable insight into operational efficiency independent of capital structure and tax environment; Non-GAAP Net Sales, Non-GAAP Gross Profit, Non-GAAP Gross Margin, Non-GAAP Cash, Non-GAAP Net Debt, Non-GAAP Net Debt Leverage Ratio and Free Cash Flow offer investors a clearer view of ongoing profitability by excluding non-recurring and non-operational items; and related measures provide greater comparability with CompoSecure’s historical results, following the change in accounting presentation required as a result of the spin-off of Resolute Holdings. CompoSecure uses these Non-GAAP measures internally to establish forecasts, budgets and operational goals to manage and monitor its business, as well as evaluate its underlying historical performance and/or measure incentive compensation. We believe that these Non-GAAP financial measures depict the true performance of the business by encompassing only relevant and controllable events, enabling CompoSecure to evaluate and plan more effectively for the future. These Non-GAAP measures should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from these measures are significant components in understanding and assessing CompoSecure’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of CompoSecure’s liquidity. These Non-GAAP measures may be different from similarly titled Non-GAAP measures used by other companies. Additionally, CompoSecure’s debt agreements contain covenants based on variations of these measures for purposes of determining debt covenant compliance. CompoSecure believes that investors should have access to the same set of tools that its management uses in analyzing operating results. Please refer to the tables below for the reconciliation of GAAP measures to these Non-GAAP measures. Due to the forward-looking nature of the financial guidance included above, the charges excluded from the forward-looking Non-GAAP financial measures including Non-GAAP Net Sales, Non-GAAP Pro Forma Adjusted EBITDA (including year-over-year growth and multiples), including with respect to depreciation, amortization, interest, and taxes that would be required to reconcile the Non-GAAP financial measures to GAAP measures are inherently uncertain or difficult to predict, so it is not feasible to provide accurate forecasted Non-GAAP reconciliations without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included, and no reconciliation of the forward-looking Non-GAAP financial measures is included. CompoSecure Corporate Contact Anthony Piniella Head of Communications, CompoSecure (917) 208-7724 apiniella@composecure.com CompoSecure Investor Relations Contact Sean Mansouri, CFA Elevate IR (720) 330-2829 CMPO@elevate-ir.com Husky Technologies Corporate Contact media@husky.ca

Balance Sheet ($ in thousands, except per share amounts) (unaudited) GAAP Non-GAAP GAAP September 30, 2025 September 30, 2025 December 31, 2024 ASSETS CURRENT ASSETS Cash and cash equivalents $ 127,362 $ 224,593 $ 77,461 Short-term investments — 40,667 — Accounts receivable — 64,172 47,449 Inventories, net — 43,746 44,833 Prepaid expenses and other current assets 4,665 7,540 4,159 Total current assets 132,027 380,718 173,902 Property and equipment, net and right of use assets — 28,196 28,852 Deferred tax asset 289,152 289,152 264,815 Other assets — 4,715 6,349 Equity method investment 84,296 — — Total assets $ 505, 475 $ 702,781 $ 473,918 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) CURRENT LIABILITIES Accounts payable 1,518 14,075 11,544 Accrued expenses 40,841 81,873 25,711 Current portion of long-term debt — 15,000 11,250 Other current liabilities 16,103 18,235 27,817 Total current liabilities 58,462 129,183 76,322 Long-term debt, net of deferred financing costs — 173,431 184,389 Warrant liability 41,427 41,427 104,231 Lease liabilities – operating leases — 6,634 3,888 Tax receivable agreement liability 253,117 253,117 248,534 Total liabilities 353,006 603,792 617,364 Shareholders' equity (deficit) 152,469 98,989 (143,446) Total liabilities and shareholder's equity (deficit) $ 505,475 $ 702,781 $ 473,918 Note: The non-GAAP balance sheet represents a consolidation of the Company’s results with those of CompoSecure Holdings, for consistency with prior consolidated presentation.

Statements of Operations
Three Months Ended September 30, 2025 and 2024
($ in thousands, except per share amounts)
(unaudited)

GAAP to Non-GAAP Operating Results	Three Months Ended September 30, 2025				Three Months Ended September 30, 2024
	GAAP	Equity Method Adjustments		Non-GAAP	Non-GAAP
	As Reported	Elimination of Equity Method Investment	Addition of Holdings	As Adjusted	As Reported
Net sales	$ —	$ —	$ 120,865	$ 120,865	$ 107,135
Cost of sales	—	—	49,538	49,538	51,727
Gross profit	—	—	71,327	71,327	55,408
Operating expenses:					
Selling, general and administrative expenses	9,939		29,610	39,549	26,316
Income from operations	(9,939)	—	41,717	31,778	29,092
Other (expense) income:					
Revaluation of warrant liability	(117,267)			(117,267)	(74,418)
Revaluation of earnout consideration liability	(57,610)			(57,610)	(34,530)
Change in fair value of derivative liability	—			—	544
Interest expense	—		(3,371)	(3,371)	(6,303)
Interest income	287		1,458	1,745	1,167
Loss on extinguishment of debt				—	(148)
Amortization of deferred financing costs	—		(167)	(167)	(249)
Total other (expense) income, net	(174,590)	—	(2,080)	(176,670)	(113,937)
Income before income taxes	(184,529)	—	39,637	(144,892)	(84,845)
Income tax expense	(29,804)			(29,804)	(629)
Earnings in CompoSecure Holdings L.L.C equity method investment	39,637	(39,637)		—	—
Net (loss) income	$ (174,696)	$ (39,637)	$ 39,637	$ (174,696)	$ (85,474)
Add:					
Depreciation and amortization				2,288	2,331
Income tax (benefit) expense				29,804	629
Interest expense, net (1)				1,793	5,533
EBITDA				$ (140,811)	$ (76,981)
All other changes					
Stock-based compensation				5,882	5,634
Mark to market adjustments (2)				174,877	108,404
Add back incurred Management Fees				3,698	—
Debt refinance costs				—	225
Resolute transactions costs				—	2,726
Additional earnout costs				4,967	—
Transaction costs				2,806	—
All other changes				$ 192,230	$ 116,989
Adjusted EBITDA				$ 51,419	$ 40,008
Add back expenses incurred on behalf of Resolute Holdings prior to Spin-Off				—	
Pro Forma full quarter Management Fee				(3,698)	(3,379)
Pro Forma Adjusted EBITDA				**$ 47,721**	**$ 36,629**

Note: The Non-GAAP columns represent a consolidation of the Company's results with those of CompoSecure Holdings, for consistency with prior period presentation. [1]Includes amortization of deferred financing costs for the three months ended September 30, 2025 and 2024, respectively. [2] Includes changes in fair value of warrant liability, derivative liabilities and earnout consideration liability for the three months ended September 30, 2025 and 2024, respectively.

Consolidated Statements of Cash Flows
($ in thousands) (unaudited)

	Nine Months Ended September 30,		
	2025	2025	2024
	As reported	Non-GAAP	As reported
CASH FLOWS FROM OPERATING ACTIVITIES:			
Net loss	$ (179,329)	$ (179,329)	$ (34,804)
Adjustments to reconcile net (loss) income to net cash provided by operating activities			
Depreciation and amortization	1,623	6,902	6,932
Stock-based compensation expense	4,223	16,788	15,269
Earnings in equity method investment	(93,390)	—	—
Cash receipts from Holdings	21,659	—	—
Loss on extinguishment of debt	—	—	148
Non-cash interest	—	(667)	—
Amortization of deferred financing costs	74	464	958
Revaluation of earnout consideration liability	57,101	57,101	34,060
Revaluation of warrant liability	152,782	152,782	76,211
Change in fair value of derivative liability	—	—	(425)
Deferred tax expense	(1,837)	(1,837)	(3,510)
Changes in assets and liabilities:	28,201	39,713	600
Net cash (used in) provided by operating activities	(8,893)	91,917	95,439
CASH FLOWS FROM INVESTING ACTIVITIES:			
Purchase of property and equipment	—	(2,951)	(4,782)
Purchase of treasury bills	—	(40,000)	—
Holdings cash deconsolidated as a result of the Management Agreement	(50,303)	—	—
Resolute Holdings cash deconsolidated as a result of the Spin-Off	(10,000)	—	—
Capitalized software expenditures	(387)	(1,235)	(729)
Net cash used in investing activities	(60,690)	(44,186)	(5,511)
CASH FLOWS FROM FINANCING ACTIVITIES:			
Proceeds from employee stock purchase plan and exercise of options	121	871	2,895
Payments for taxes related to net share settlement of equity awards	(18,011)	(21,336)	(8,482)
Payment of term loan	—	(7,500)	(10,333)
Payment of tax receivable agreement liability	(4,735)	(4,735)	(1,303)
Purchase of treasury shares	(12,247)	(12,247)	—
Deferred finance costs related to debt modification	—	—	(1,889)
Contribution to Resolute Holdings	—	(10,008)	—
Distributions to non-controlling interest	—	—	(34,863)
Special distribution to non-controlling interest	—	—	(15,573)
Dividend to Class A shareholders	—	—	(8,922)
Proceeds from the exercise of warrants	154,356	154,356	—
Net cash used in financing activities	119,484	99,401	(78,470)
Net (decrease) increase in cash and cash equivalents	49,901	147,132	11,458
Cash and cash equivalents, beginning of period	77,461	77,461	41,216
Cash and cash equivalents, end of period	$ 127,362	$ 224,593	$ 52,674
Supplementary disclosure of cash flow information			
Cash paid for interest	2,164	9,876	16,987
Cash paid for income taxes	16,770	16,770	3,420
Supplemental disclosure of non-cash financing activity:			
Operating lease ROU assets exchanged for lease liabilities	4,224	4,224	—
Revaluation of derivative asset - interest rate swap	(502)	(2,136)	(2,422)
Non-cash portion of warrant exercise	(215,586)	(215,586)	—
Settlement of earnout phase two	(77,634)	(77,634)	—
Contribution to Holdings for share-based compensation	12,565	—	—
Holdings net liabilities, excluding cash and cash equivalent, deconsolidated as a result of Management Agreement	(98,508)	(98,508)	—
Resolute Holdings net liabilities, excluding cash and cash equivalent, deconsolidated as a result of Spin-Off	(1,542)	—	—

Note: The Non-GAAP September 30, 2025 statement of cash flows represents a consolidation of the Company's results with those of CompoSecure Holdings, for consistency with prior consolidated presentation.

Earnings Per Share
Non-GAAP Reconciliation

	Basic			
	Three Months Ended September 30,		Nine Months Ended September 30,	
	2025	2024	2025	2024
(in thousands, except per share data)				
Net loss	$ (174,696)	$ (85,474)	$ (179,329)	$ (34,804)
Add: Provision for income taxes	29,804	629	55,046	51
Add: Mark-to-market adjustments (1)	174,877	108,404	209,883	109,846
Add: Stock-based compensation	5,882	5,634	16,788	15,269
Less: Pro forma Management Fees	—	(3,379)	(2,045)	(9,906)
Add: Additional earnout costs	4,967	—	4,967	—
Add: Transaction costs	2,806	—	2,806	—
Add: Secondary offering transaction costs	—	—	—	586
Add: Debt refinance costs	—	225	—	225
Add: Resolute transactions costs	—	2,726	—	2,726
Add: Spin-Off costs	—	—	5,452	—
Adjusted net income before tax	43,640	28,765	113,568	83,993
Income tax expense (2)	9,649	6,248	25,110	18,243
Adjusted net income	33,991	22,517	88,458	65,750
Common shares outstanding used in computing net income per share, basic:				
Class A and Class B common shares (3)	110,265	82,222	105,280	81,303
Adjusted net income per share – basic	$ 0.31	$ 0.27	$ 0.84	$ 0.81

	Diluted			
	Three Months Ended September 30,		Nine Months Ended September 30,	
	2025	2024	2025	2024
(in thousands, except per share data)				
Adjusted net income	33,991	22,517	88,458	65,750
Add: Interest on Exchangeable Notes net of tax (5)	—	1,781	—	5,343
Adjusted net income used in computing net income per share, diluted	33,991	24,298	88,458	71,093
Common shares outstanding used in computing earnings per share, diluted:	110,265	82,222	105,280	81,303
Warrants (4)	1,746	8,094	1,393	8,094
Exchangeable Notes (5)	—	13,000	—	13,000
Equity awards	5,070	3,544	4,114	2,915
Total shares outstanding used in computing adjusted earnings per share – diluted	117,081	106,860	110,787	105,312
Adjusted net income per share – diluted	$ 0.29	$ 0.23	$ 0.80	$ 0.68

1) Includes the changes in fair value of warrant liability, make-whole provision of Exchangeable Notes and earnout consideration liability.

2) Reflects current and deferred income tax expenses. For the three and nine months ended September 30, 2024 it was calculated using the Company's blended tax rate as if the Company did not have any non-controlling interest associated with its historical Up-C structure. For the three and nine months ended September 30, 2025, it was calculated by applying the Company's assumed tax rate.

3) Assumes both Class A and Class B shares participate in earnings and are outstanding at the end of the period. There were no Class B shares outstanding as of September 30, 2025.

4) Assumes treasury stock method. Valuation of $17.30 and $13.99 for the three and nine months ended September 30, 2025, respectively, and $18.00 for the three and nine months ended September 30, 2024.

5) The Exchangeable Notes were included through the application of the "if-converted" method. Interest related to the Exchangeable Notes, net of tax was excluded from net income. No Exchangeable Notes were outstanding during the three and nine months ended September 30, 2025.